Exhibit 99

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of

Sunsi Energies Inc.
Brooklyn, New York

We have audited the accompanying consolidated balance sheet of Sunsi Energies Inc. (the Company) as of December 31, 2011, and the related consolidated statement of operations and comprehensive income (loss), statement of equity (deficit), and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sunsi Energies Inc. as of December 31, 2011, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America. [Missing Graphic Reference]

Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah
April 13, 2012

SUNSI ENERGIES INC.
Consolidated Balance Sheets
December 31, 2011 and 2010

	2011	2010
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$674,291	$576,286
Accounts receivable, net	3,773,556	1,198,972
Notes receivable	559,325	—
Inventory, net	657,287	—
Prepaid expenses and other current assets	207,837	—
Total current assets	5,872,296	1,775,258
Property, plant and equipment	7,890,132	—
Goodwill	608,953	303,439
Intangible assets, net	3,142,997	—
Related party receivables	489,595	—
Other assets	21,737	—
Total assets	$18,025,710	$2,078,697

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$3,333,500	$1,352,564
Accrued liabilities	373,802	18,432
Related party payables	5,665,245	263,647
Income taxes payable	886,050	5,958
Total current liabilities	10,258,597	1,640,601
Convertible debenture	100,000	—
Total liabilities	10,358,597	1,640,601

Commitments and contingencies	—	—

Equity:
SunSi Energies Inc. stockholders' equity:
Preferred stock, $0.001 par value. 25,000,000 shares authorized; zero shares
issued and outstanding	—	—
Common stock, $0.001 par value. 75,000,000 shares authorized; 30,005,628 and 27,653,500 shares
issued and outstanding as of November 30, 2011 and May 31, 2011, respectively	30,006	27,654
Additional paid-in capital	8,855,271	1,632,222
Accumulated deficit	(3,701,526)	(1,263,493)
Accumulated other comprehensive income	280,024	9,582
Total SunSi Energies Inc. stockholders' equity	5,463,775	405,965
Noncontrolling interests	2,203,338	32,131
Total equity	7,667,113	438,096
Total liabilities and equity	$18,025,710	$2,078,697

The accompanying notes are an integral part of the consolidated financial statements.

SUNSI ENERGIES INC.
Consolidated Statements of Operations
For the Years Ended December 31, 2011 and 2010

	2011	2010
		(Unaudited)
Sales	$28,338,389	$1,165,239
Cost of goods sold	24,115,531	1,141,605
Gross margin	4,222,858	23,634
Operating expenses:
Professional fees	772,868	478,518
General and administrative	3,795,974	186,288
Goodwill impairment	2,800,000	—
Total operating expenses	7,368,842	664,806
Loss from operations before income taxes	(3,145,984)))	(641,172)
Provision for income taxes (benefit)	168,746	5,909
Net loss	(3,314,730))	(647,081)
Less: Net income (loss) attributable to noncontrolling interests	(876,697)	1,773
Net loss attributable to SunSi Energies Inc. common shareholders	$(2,438,033))	$(648,854)

Basic and diluted loss per share	$(0.08)	$(0.02)

Weighted-average number of common shares outstanding:
Basic and diluted	29,271,281	27,321,154

The accompanying notes are an integral part of the consolidated financial statements.

SUNSI ENERGIES INC.
Consolidated Statement of Stockholders' Equity (Deficit)
For the Years Ended December 31, 2011 (Audited) and 2010 (Unaudited)

							Accumulated Other Comprehensive Income
					Additional Paid-in Capital			Total Stockholders' Equity
	Preferred Stock		Common Stock			Retained Earnings			Noncontrolling Interests	Total Equity
	Shares	Value	Shares	Value

Balance, December 31, 2009	—	$—	27,072,500	$27,073	$587,003	$(614,639)	$—	$(563)	$—	$(563)

Components of comprehensive loss:

Net loss	—	—	—	—	—	(648,854)	—	(648,854)	1,773	(647,081)

Change in foreign currency translation	—	—	—	—	—	—	9,582	9,582	1,064	10,646

Total comprehensive loss	—	—	—	—	—	(648,854)	9,582	(639,272)	2,837	(636,435)

Issuance of common stock in connection with sales made under private offerings	—	—	581,000	581	1,161,419	—	—	1,162,000	—	1,162,000

Cost of common stock issuances in connection with sales made under private offerings	—	—	—	—	(116,200)	—	—	(116,200)	—	(116,200)

Acquisition of equity interests in subsidiaries	—	—	—	—	—	—	—	—	29,294	29,294

Balance, December 31, 2010	—	—	27,635,500	27,654	1,632,222	(1,263,493)	9,582	405,965	32,131	438,096

Components of comprehensive income (loss):

Net income (loss)	—	—	—	—	—	(2,438,033)	—	(2,438,033)	(876,697)	(3,314,730)

Change in foreign currency translation	—	—	—	—	—	—	270,442	270,442	120,904	391,346

Total comprehensive income (loss)	—	—	—	—	—	(2,438,033)	270,442	(2,167,591)	(755,793)	(2,923,384)

Issuance of common stock in connection with sales made under private offerings	—	—	917,500	917	1,874,083	—	—	1,875,000	—	1,875,000

Cost of common stock issuances in connection with sales made under private offerings	—	—	—	—	(187,500)	—	—	(187,500)	—	(187,500)

Issuance of common stock in exchange for consulting, professional and other services	—	—	85,000	85	183,707	—	—	183,792	—	183,792

Acquisition of equity interests in subsidiaries	—	—	1,349,628	1,350	5,352,759	—	—	5,354,109	2,927,000	8,281,109

Balance, December 31, 2011	—	$—	30,005,628	$30,006	$8,855,271	$(3,701,526)	$280,024	$5,463,775	$2,203,338	$7,667,113

The accompanying notes are an integral part of the consolidated financial statements.

SUNSI ENERGIES INC.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2011 and 2010

	2011	2010
Cash flows from operating activities:		(Unaudited)
Net loss	$(3,314,730)	$(647,081)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	928,566	—
Goodwill impairment	2,800,000	—
Provision for doubtful accounts	34,741	—
Provision for excess or obsolete inventory	82,706	—
Common stock issued in exchange for services	183,792	—
Changes in operating assets and liabilities:
Accounts receivable	(463,935)	(1,189,039)
Notes receivable	150,004	—
Inventory	(241,420)	—
Prepaid expenses and other current assets	(50,501)	—
Related party receivables	680,826	—
Other assets	138,565	—
Accounts payable	(1,104,097)	1,146,331
Accrued liabilities	(207,591)	(266,002)
Income taxes payable	(431,322)	5,909
Related party payables	(5,671)	—
Net cash used in operating activities	(820,067)	(949,882)

Cash flows from investing activities:
Cash consideration for acquisition of a business	(231,428)	(263,647)
Cash acquired in the acquisition of a business	967,626	—
Purchase of property, plant and equipment	(655,035)	—
Purchase of intangible assets	(356,725)	—
Net cash used in investing activities	(275,562)	(263,647)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,687,500	1,045,800
Proceeds from issuance of long term debt - convertible debenture	100,000	—
Proceeds from related party payables	(246,345)	263,647
Repayments of related party payables	(142,851)	(20,836)
Proceeds from advances payable	42,700	—
Repayments of advances payable	(273,681)	—
Net cash provided by financing activities	1,167,323	1,288,611

Effect of exchange rates on cash and cash equivalents	26,311	—
Net increase (decrease) in cash and cash equivalents	98,005	75,082
Cash and cash equivalents at beginning of period	576,286	501,204
Cash and cash equivalents at end of period	$674,291	$576,286

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

Supplemental disclosure of non-cash investing and financing activities:
Accrued share issuance costs	$—	$—

The accompanying notes are an integral part of the consolidated financial statements.

SUNSI ENERGIES INC.
Notes to Consolidated Financial Statements
December 31, 2011
(Expressed in United States dollars)

1.	NATURE OF OPERATIONS

SunSi Energies Inc. (“the Company” or “SunSi”) was incorporated in the State of Nevada on January 30, 2007. SunSi through its operations in China (“China” or “PRC”) is a specialty chemical manufacturer and distributor whose focus is to acquire and develop a portfolio of high quality trichlorosilane (“TCS”) producing facilities and distribution rights that possess a potential for future growth and expansion. TCS is a chemical primarily used in the production of polysilicon, which is an essential raw material in the production of solar cells for photovoltaic (PV) panels that convert sunlight to electricity. Prior to December 9, 2010 when the Company acquired 90% of Zibo Baokai Commerce and Trade Co., Ltd. (“Baokai”), SunSi was a Development Stage Company as defined by ASC Topic 915. After the purchase of Baokai, the Company emerged from development stage status and started generating revenues.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (GAAP) and are expressed in U.S. Dollars. Prior to December 7, 2011, the Company’s fiscal year-end was May 31. On December 8, 2011, the Company changed its year-end to December 31.

The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary SunSi Energies Hong Kong Ltd. (“SunSi HK”), SunSi HK's 90% owned subsidiary Baokai and SunSi HK's 60% owned subsidiary Wendeng He Xie Silicon Industry Co., Ltd. (“Wendeng”). All intercompany accounts have been eliminated in consolidation. As a result of the acquisitions of Baokai in December 2010 and Wendeng in March 2011, the Company transitioned from a development stage company to planned operations. Consequently, the need to disclose certain historical data which has previously been presented in company filings is no longer necessary.

The significant accounting policies are as follows:

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company continually evaluates its estimates, including but not limited to those related to the valuation of accounts receivable, inventories, deferred income taxes, goodwill and intangible assets, and the estimation on the useful lives of property, plant and equipment. The Company bases its estimates on historical experience, known or expected trends and various other assumptions that are believed to be reasonable given the quality of information available as of the date of these financial statements. The results of these assumptions provide the basis for making estimates about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates.

The Company believes that the following critical accounting policies govern its more significant judgments and estimates used in the preparation of its consolidated financial statements:

Financial Instruments

The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents are stated at cost and consist solely of bank deposits held in the United States, Hong Kong and the PRC (“China”). The carrying amount of cash and cash equivalents approximates fair value.

As of December 31, 2011, $487,868 of the cash and cash equivalents were in banks in China; the Wendeng branch of Industrial & Commercial Bank of China and a Central District, Hong Kong branch of HSBC Bank. The remittance of these funds out of China is subject to exchange control restrictions imposed by the Chinese government. Deposits in banks in the PRC are not insured by any government entity or agency, and are consequently exposed to risk of loss. Management believes the probability of a bank failure, causing loss to the Company, is remote.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.  At December 31, 2011 and 2010, substantially all of the Company’s cash and cash equivalents were held by major financial institutions located in the United States, Hong Kong and the PRC, which management believes are of high credit quality.

With respect to accounts receivable, the Company extends credit based on an evaluation of the customer’s financial condition.  The Company generally does not require collateral for trade receivables and maintains an allowance for doubtful accounts of accounts receivable.

As of December 31, 2011, three customers accounted for approximately 11%, 22% and 65%, respectively, or approximately 98% of total accounts receivable. These same customers also accounted for approximately 3%, 50% and 23%, respectively, of the Company’s revenues, or approximately 76% of revenues for the year ended December 31, 2011.

As of December 31, 2010, one customer accounted for approximately 100% of total accounts receivable. This same customer accounted for approximately 87% of the Company’s revenues for the year ended December 31, 2010.

Allowance for doubtful accounts

The Company establishes an allowance for doubtful accounts based on management’s assessment of the collectability of trade receivables.  A considerable amount of judgment is required in assessing the amount of the allowance.  The Company makes judgments about the creditworthiness of each customer based on ongoing credit evaluations, and monitors current economic trends that might impact the level of credit losses in the future.  If the financial condition of the customers were to deteriorate, resulting in their inability to make payments, a specific allowance will be required.

Bad debts are written off when identified.  The Company extends unsecured credit to customers up to one month in the normal course of business.  The Company does not accrue interest on trade accounts receivable. Historically, losses from uncollectible accounts have not significantly deviated from the specific allowance estimated by the management.  This specific provisioning policy has not changed since establishment and the management considers that the aforementioned specific provisioning policy is adequate and does not expect to change this established policy in the near future.

Inventory

Inventories are stated at the lower of cost or market value.  Cost is determined on weighted average basis and includes all expenditures incurred in bringing the goods in a saleable condition to the point of sale.   The Company’s inventory reserve requirements generally fluctuate based on projected demands and market conditions. In determining the adequate level of inventories to have on hand, management makes judgments as to the projected inventory demands as compared to the current or committed inventory levels. Inventory quantities and condition are reviewed regularly and provisions for excess or obsolete inventory are recorded based on the condition of inventory and the Company’s forecast of future demand and market conditions.

As of December 31, 2011, the Company recorded provisions for excess or obsolete inventory of $82,706 related to its Wendeng segment. No provisions for excess or obsolete inventory were made as of December 31, 2010.

Intangible assets – land use rights

Customer relationships are started at cost less accululated amortization. Amortization is provided using the straight-line method over the assets estimated useful life determined to be three years.

Land use rights are stated at cost less accumulated amortization.  Amortization is provided using the straight-line method over the terms of 50 years. The lease term is obtained from the relevant PRC land authority.

Property, plant and equipment

Property, plant and equipment is stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.

The property, plant and equipment of the Company will be depreciated with straight-line method according to the following estimated residual value and service life.

	Service life (year)	Estimated residual rate %	Annual depreciation rate %

Building	20	5	2.05
Furniture and equipment	5	5	3.17
Machines and equipment	10	5	7.34
Automotive equipment	5	5	10.93
Office equipment	5	5	8.64

The residual value and service life of property, plant and equipment will be reviewed on each balance sheet date, and adjusted if necessary.

The Company capitalizes the interest expenses incurred before property, plant and equipment are built and installed to the usable state, and capitalizes other loan interest expenses.

Construction in progress

The value of construction in progress comprises buildings and plants under construction, as well as machines and equipment being installed and commissioned, specifically comprises the costs of property, plant and equipment and other direct costs, relevant interest expenses accrued during the construction period and profits and losses from foreign exchange transactions.

Depreciation will not start until the construction in progress is completed and put into operation.

Impairment of Assets

The Company reviews long-lived assets and certain identifiable intangibles held and used for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating the fair value and future benefits of its long-lived assets, management performs an analysis of the anticipated undiscounted future net cash flows of the individual assets over the remaining depreciation or amortization period. The Company recognizes an impairment loss if the carrying value of the asset exceeds the expected future cash flows.

Each year, the Company performs a transitional test for impairment of goodwill and other indefinite-lived intangible assets. This test is performed by comparing, at the reporting unit level, the carrying value of goodwill to its fair value. The Company assesses fair value based upon its best estimate of the present value of future cash flows that it expects to generate by the reporting unit. In conjunction with its recent change in fiscal year-end, the Company’s annual fair value assessment is performed each December 31 on subsidiaries with material goodwill on their respective balance sheets. However, changes in expectations as to the present value of the reporting unit’s future cash flows might impact subsequent years’ assessments of impairment.

Goodwill and Intangible Assets

Under ASC 350, the Company is required to perform an annual impairment test of the Company’s goodwill and indefinite-lived intangibles. On an annual basis, management assesses the composition of the Company’s assets and liabilities, as well as the events that have occurred and the circumstances that have changed since the most recent fair value determination. If events occur or circumstances change that would more likely than not reduce the fair value of goodwill and indefinite-lived intangibles below their carrying amounts, they will be tested for impairment. The Company will recognize an impairment charge if the carrying value of the asset exceeds the fair value determination. The impairment test that the Company has selected historically consisted of a ten year discounted cash flow analysis including the determination of a terminal value, and requires management to make various assumptions and estimates including revenue growth, future profitability, peer group comparisons, and a discount rate which management believes are reasonable.

The impairment test involves a two-step approach. Under the first step, the Company determines the fair value of each reporting subsidiary to which goodwill has been assigned. The Company then compares the fair value of each reporting subsidiary to its carrying value, including goodwill. The Company estimates the fair value of each reporting subsidiary by estimating the present value of the reporting subsidiaries' future cash flows. If the fair value exceeds the carrying value, no impairment loss is recognized. If the carrying value exceeds the fair value, the goodwill of the reporting unit is considered potentially impaired and the second step is completed in order to measure the impairment loss.

Under the second step, the Company calculates the implied fair value of goodwill by deducting the fair value of all tangible and intangible net assets, including any unrecognized intangible assets, of the reporting unit from the fair value of the reporting unit, as determined in the first step. The Company then compares the implied fair value of goodwill to the carrying value of goodwill. If the implied fair value of goodwill is less than the carrying value of goodwill, the Company recognizes an impairment loss equal to the difference.

Income Taxes

The Company accounts for income taxes under FASB ASC 740 Accounting for Income Taxes. Under FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. FASB ASC 740-10-05 Accounting for Uncertainty in Income Taxes prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities.

The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. We assess the validity of our conclusions regarding uncertain tax positions on a quarterly basis to determine if facts or circumstances have arisen that might cause us to change our judgment regarding the likelihood of a tax position’s sustainability under audit.  We have determined that there were no uncertain tax positions for the periods ended December 30, 2011 and 2010.

Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with ASC 260 “Earnings per Share”. ASC 260 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common stockholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

Fair value of financial instruments

The Company adopted FASB ASC 820 on June 1, 2010.  The adoption of FASB ASC 820 did not materially impact the Company's financial position, results of operations or cash flows.  FASB ASC 820 requires the disclosure of the estimated fair value of financial instruments including those financial instruments for which the fair value option was not elected.  The carrying amounts of both the financial assets and liabilities approximate to their fair values due to short maturities or the applicable interest rates approximate the current market rates.

Revenue Recognition

Revenue from the sales of the Company’s products is recognized upon customer acceptance. This occurs at the time of delivery to the customer, provided persuasive evidence of an arrangement exists, such as a signed sales contract. The significant risks and rewards of ownership are transferred to the customers at the time when the products are delivered and there is no significant post-delivery obligation to the Company. In addition, the sales price is fixed or determinable and collection is reasonably assured.  The Company does not provide customers with contractual rights of return for products.  When there are significant post-delivery performance obligations, revenue is recognized only after such obligations are fulfilled.  The Company evaluates the terms of the sales agreement with its customer in order to determine whether any significant post-delivery performance obligations exist.  Currently, the sales do not include any terms which may impose any significant post-delivery performance obligations on the Company.

Revenue from the sales of the Company’s products represents the invoiced value of goods, net of the value-added tax (VAT). All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17 percent of the gross sales price. This VAT may be offset by the VAT paid by the Company on raw and other materials that are included in the cost of producing the Company’s finished products.

Advertising expenses

Advertising costs are expensed as incurred.

Shipping and handling costs

All shipping and handling costs are included in cost of sales expenses.

Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Transactions may occur in Renminbi (“RMB”) dollars and management has adopted ASC 830 “Foreign Currency Matters”. The RMB is not freely convertible into foreign currencies.  Monetary assets denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Average monthly rates are used to translate revenues and expenses. The Company has not, to the date of these financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction.  Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

Assets and liabilities of the Company’s operations are translated into the reporting currency, United States dollars, at the exchange rate in effect at the balance sheet dates. Revenue and expenses are translated at average rates in effect during the reporting periods. Equity transactions are recorded at the historical rate when the transaction occurred. The resulting translation adjustment is reflected as accumulated other comprehensive income, a separate component of stockholders' equity in the statement of stockholders' equity.

Comprehensive Gain or Loss

ASC 220 “Comprehensive Income,” establishes standards for the reporting and display of comprehensive income and its components in the financial statements. As of December 31, 2011, the Company has items that represent comprehensive income and, therefore, has included a schedule of comprehensive income (loss) in the financial statements.

3.	THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

The following Accounting Standards Codification Updates have been issued prior to, or will become effective after the end of, the period covered by these financial statements. The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

Pronouncement	Issued	Title

ASU No. 2010-25	September 2010	Plan Accounting—Defined Contribution Pension Plans (Topic 962) Reporting Loans to Participants by Defined Contribution Pension Plans EITF consensus
ASU No. 2010-26	October 2010	Financial Services—Insurance (Topic 944) Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts EITF consensus
ASU No. 2010-27	December 2010	Other Expenses (Topic 720) Fees Paid to the Federal Government by Pharmaceutical Manufacturers EITF consensus
ASU No. 2010-28	December 2010	Intangibles—Goodwill and Other (Topic 350) When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts EITF consensus
ASU No. 2010-29	December 2010	Business Combinations (Topic 805) Disclosure of Supplementary Pro Forma Information for Business Combinations EITF consensus
ASU No. 2011-01	January 2011	Receivables (Topic 310) Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20
ASU No. 2011-02	April 2011	Receivables (Topic 310) A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring
ASU No. 2011-03	April 2011	Transfers and Servicing (Topic 860) Reconsideration of Effective Control for Repurchase Agreements
ASU No. 2011-04	May 2011	Fair Value Measurement (Topic 820) Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs
ASU No. 2011-05	June 2011	Comprehensive Income (Topic 220): Presentation of Comprehensive Income
ASU No. 2011-06	July 2011	Other Expenses (Topic 720): Fees Paid to the Federal Government by Health Insurers
ASU No. 2011-07	July 2011	Health Care Entities (Topic 954): Presentation and Disclosure of Patient Service Revenue, Provision for Bad Debts, and the Allowance for Doubtful Accounts for Certain Health Care Entities
ASU No. 2011-08	September 2011	Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment
ASU No. 2011-09	September 2011	Compensation – Retirement Benefits – Multiemployer Plans (Subtopic 715-80): Disclosures about an Employer’s Participation in a Multiemployer Plan
ASU No. 2011-10	December 2011	Property, Plant, and Equipment (Topic 360): Derecognition of in Substance Real Estate – a Scope Clarification (a consensus of the FASB Emerging Issues Task Force)
ASU No. 2011-11	December 2011	Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities
ASU No. 2011-12	December 2011
Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05

To the extent appropriate, the guidance in the above Accounting Standards Codification Updates is already reflected in our financial statements and management does not anticipate that these accounting pronouncements will have any future effect on our financial statements.

4.	ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2011 and 2010 were comprised of the following:

	December 31, 2011	December 31, 2010
		(Unaudited)
Accounts receivable	$3,799,420	$1,198,972
Allowance for doubtful accounts	(25,864)	—

Total	$3,773,556	$1,198,972

As of December 31, 2011, three customers accounted for approximately 11%, 22% and 65%, respectively, or approximately 98% of total accounts receivable. These same customers also accounted for approximately 3%, 50% and 23%, respectively, of the Company’s revenues, or approximately 76% of revenues for the year ended December 31, 2011.

As of December 31, 2010, one customer accounted for approximately 100% of total accounts receivable. This same customer accounted for approximately 87% of the Company’s revenues for the year ended December 31, 2010.

5.	NOTES RECEIVABLE

Notes receivable at December 31, 2011 and 2010 was comprised of the following:

	December 31, 2011	December 31, 2010
		(Unaudited)
Notes receivable	$559,325	$—

Notes receivable represent negotiable commercial paper in China which can be used to make new purchases or to satisfy outstanding invoices.

6.	INVENTORY

Inventory at December 31, 2011 and 2010 was comprised of the following:

	December 31, 2011	December 31, 2010
		(Unaudited)
Raw materials	$187,224	$—
Finished goods	554,189	—
Allowance for excess or obsolete inventory	(84,126)	—

Total	$657,287	$—

At December 31, 2011, the Company recorded allowance provision for excess or obsolete inventory of $82,706 at its Wendeng segment. No provision for excess or obsolete inventory was made as of December 31, 2010.

7.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets at December 31, 2011 and 2010 were comprised of the following:

	December 31, 2011	December 31, 2010
		(Unaudited)
Advances to suppliers, net of allowance	$46,632	$—
Prepaid expenses	157,222	—
Other	3,983	—

Total	$207,837	$—

Advances made to suppliers are for the purchase of raw materials which are expected to be recovered in one year. During the year ended December 31, 2011, the Company recorded a provision for bad debts of $9,314 related to its advances to suppliers. Prepaid expenses and other assets represent normal course prepayments made by the Wendeng segment.

8.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment at December 31, 2011 and 2010 is comprised of the following:

			December 31, 2011			December 31, 2010
		Accumulated	Net book		Accumulated	Net book
	Cost	Depreciation	Value	Cost	Depreciation	Value
						(Unaudited)
Building	$3,745,873	$(145,042)	$3,600,831	$—	$—	$—
Furniture and equipment	9,733	(773)	8,960	—	—	—
Machinery and equipment	3,875,396	(318,543)	3,556,853	—	—	—
Automotive equipment	172,375	(33,685)	138,690	—	—	—
Office equipment	11,558	(1,287)	10,271	—	—	—
Construction in Progress	574,527	—	574,527	—	—	—

Total	$8,389,462	$(499,330)	$7,890,132	$—	$—	$—

Depreciation expense for the years ended December 31, 2011 and 2010 totaled $488,611 and $-0-, respectively. The Company did own hold any property, plant or equipment prior to its March 18, 2011 acquisition of its Wendeng segment.

Differences may arise in the amount of depreciation expense reported in the Company's operating results as compared to the corresponding change in accumulated depreciation due to foreign currency translation. These translation adjustments are reflected in accumulated other comprehensive income, a separate component of the Company's stockholders' equity.

9.	BUSINESS COMBINATIONS

During the years ended December 31, 2011 and 2010, the Company completed its acquisitions of equity interests in both Zibo Baokai Commerce and Trade Co., Ltd. and Wendeng He Xie Silicon Industry Co., Ltd. These acquisitions were accounted for as business combinations under the acquisition method of accounting.

ACQUISITION OF ZIBO BAOKAI COMMERCE AND TRADE CO., LTD.

Description of Transaction

On December 8, 2010, SunSi HK acquired a 90% equity interest in Zibo Baokai Commerce and Trade Co., Ltd (“Baokai”) for cash consideration of $263,647. As part of the closing, Baokai was re-formed as a joint venture business under Chinese law and issued a new business license.

Founded in January 2008, Baokai is located in the city of Zibo in the Shandong province of the People’s Republic of China. Baokai maintains the right to distribute the trichlorosilane production of Zibo Baoyun Chemical Plant both domestically and internationally. Trichlorosilane (“TCS”), a chemical primarily used in the production of polysilicon, is an essential raw material used in the production of solar cells for photovoltaic panels which convert sunlight into electricity.

The acquisition was accounted for as a business combination under the acquisition method of accounting in accordance with generally accepted accounting principles.

Fair Value of Consideration Transferred and Recording of Assets Acquired, Liabilities Assumed and Noncontrolling Interests

The following table summarizes the acquisition date fair value of the consideration transferred, identifiable assets acquired, liabilities assumed and noncontrolling interests including an amount for goodwill:

Consideration:
Cash and cash equivalents	$263,647
Fair value of total consideration transferred	263,647

Recognized amount of identifiable assets acquired and liabilities assumed:
Total identifiable net assets	$—
Noncontrolling interest in Baokai	(29,294)
Goodwill	292,941
$263,647

Goodwill represents the future economic benefit arising from other assets acquired that could not be individually identified and separately recognized. The goodwill arising from the acquisition is attributable to the general reputation of the business. The goodwill is not expected to be deductible for tax purposes.

The following summarizes unpaid purchase consideration included in the accompanying Balance Sheet at December 31, 2011 and 2010:

	December 31, 2011	December 31, 2010
		(Unaudited)
Purchase consideration related to the Baokai acquisition, unpaid and accrued	$163,647	$263,647

ACQUISITION OF WENDENG HE XIE SILICON INDUSTRY CO., LTD.

Description of Transaction

On March 18, 2011, SunSi HK acquired a 60% equity interest in Wendeng He Xie Silicon Industry Co., Ltd. (“Wendeng”) in exchange for total consideration of approximately $5.8 million comprised of the following:

(1)	$445,075 of cash consideration;
(2)
1,349,628 restricted shares of SunSi common stock, such shares carry an optional right of redemption whereby the Company shall buy such shares back from shareholder if shareholder exercises the option within six months at a price equivalent to RMB 18,000,000 on the transfer date; and

(3)	1,574,566 restricted shares of SunSi common stock, transferred by an affiliate of SunSi.

As part of the closing, Wendeng was re-formed as a joint venture business under Chinese law and issued a new business license.

On June 13, 2011, SunSi HK executed an Addendum with Mr. Dongqiang Liu, the 40% minority shareholder of Wendeng, for the purpose of amending the terms to the Equity Transfer Agreement dated November 22, 2010, as amended on December 15, 2010 (collectively the “Original Agreement”), between the parties for the purchase of a 60% equity interest in Wendeng.

Under the terms of the Original Agreement,  the Company would have had an obligation, upon receiving formal notice from Mr. Dongqiang Liu, to buy back 1,349,628 shares of its common stock at a value of RMB 18,000,000 (approximately USD $2.00 per share) from Mr. Dongqiang Liu. The Addendum cancelled any potential obligation of the Company to buy back such shares and confirms that all purchase consideration is fully paid.

As a result of the Addendum, the Company reclassified the value of the common shares previously subject to the buyback provision, approximately $2.7 million, as additional paid-in capital. These shares were presented as redeemable common stock on the Company’s consolidated balance sheets in the prior period.

Founded in April 2008, Wendeng is located in Weihai City in the Shandong province of the People’s Republic of China. Wendeng manufactures and distributes trichlorosilane, a chemical primarily used in the production of polysilicon and an essential raw material utilized in the production of solar cells for photovoltaic panels which convert sunlight into electricity. All of Wendeng’s sales are to destinations within the People’s Republic of China.

The acquisition was accounted for as a business combination under the acquisition method of accounting in accordance with generally accepted accounting principles.

Fair Value of Consideration Transferred and Recording of Assets Acquired, Liabilities Assumed and Noncontrolling Interests

The following table summarizes the acquisition date fair value of the consideration transferred, identifiable assets acquired, liabilities assumed and noncontrolling interests including an amount for goodwill:

Consideration:
Cash and cash equivalents	$445,075
Common stock, 1,574,566 shares of SunSi common stock (1)	2,645,271
Redeemable common stock, 1,349,628 shares of SunSi common stock (2)	2,708,838
Fair value of total consideration transferred	$5,799,184

Recognized amount of identifiable assets acquired and liabilities assumed:
Financial assets	$3,613,721
Inventory	473,354
Other current assets	309,329
Related party receivables	1,131,548
Property, plant and equipment	7,392,976
Identifiable intangible assets:
Land use leasehold	1,559,070
Customer relationships	1,534,000
Financial liabilities	(10,294,200)
Total identifiable net assets	5,719,798
Noncontrolling interest in Wendeng	(2,927,000)
Goodwill	3,006,386
$5,799,184

(1)
The $1.68 per share price was determined by reference to recent private placement shares issued, less a discount for marketability. This fair value measurement is based on significant inputs that are not observable in the market and thus represents a Level 3 measurement as defined in ASC Topic 820.

(2)	Represents the redeemable option price granted by SunSi to the shareholder.

The Company utilized an alternative valuation method for the restricted common stock issued due to the limited public trading volume of its common stock prior to the measurement date. The recent average daily trading volume of the Company’s common shares was below levels considered by management to be representative of an active market.

Goodwill represents the future economic benefit arising from other assets acquired that could not be individually identified and separately recognized. The goodwill arising from the acquisition is attributable to the general reputation of the business and the collective experience of the management and employees. The goodwill is not expected to be deductible for tax purposes.

Below is a summary of the methodologies and significant assumptions used in estimating the fair value of intangible assets and noncontrolling interests.

●
Intangible assets — The fair value of the acquired intangible assets was determined using a variety of valuation approaches. In estimating the fair value of the acquired intangible assets, the Company utilized the valuation methodology determined to be most appropriate for the individual intangible asset being valued as described below. The acquired intangible assets include the following:

	Valuation Method (2)	Estimated Fair Value	Estimated Useful Lives (1)
			(in years)
Cu Customer relationships	Multi-Period Excess Earnings	$1,534,000	3

(1)
Determination of the estimated useful lives of the individual categories of intangible assets was based on the nature of the applicable intangible asset and the expected future cash flows to be derived from the intangible asset. Amortization of intangible assets with definite lives is recognized over the shorter of the respective lives of the agreement or the period of time the assets are expected to contribute to future cash flows.

(2)
The multi-period excess earnings method estimates an intangible asset’s value based on the present value of the prospective net cash flows (or excess earnings) attributable to it. The value attributed to these intangibles was based on projected net cash inflows from existing contracts or customer relationships. This fair value measurement is based on significant inputs that are not observable in the market and thus represents a Level 3 measurement as defined in ASC Topic 820.

Some of the more significant estimates and assumptions inherent in determining the fair value of the customer relationships are associated with forecasting cash flows and profitability. The primary assumptions used were generally based upon the present value of anticipated cash flows, assuming a three year customer attrition rate, discounted to present value at a 25% rate.

●
Noncontrolling interests — The fair value of the noncontrolling interests of $2.9 million was estimated by applying the income approach. This fair value measurement is based on significant inputs that are not observable in the market and thus represents a Level 3 measurement as defined in ASC Topic 820. Key assumptions include (i) a compound annual sales growth rate of 33% for the five year period after the measurement date, (ii) a weighted average cost of capital of 19%, (iii) a terminal value based on a long-term sustainable growth rate of 3.5% and (iv) adjustments for lack of control and lack of marketability that market participants would consider when estimating the fair value of the noncontrolling interest in Wendeng.

10.	GOODWILL AND INTANGIBLE ASSETS, NET

The carrying amount of goodwill at December 31, 2011 and 2010 was comprised of the following:

	December 31, 2011	December 31, 2010
		(Unaudited)
Goodwill – Zibo Baokai Commerce and Trade Co., Ltd	$292,941	$292,941
Goodwill – Wendeng He Xie Silicon Industry Co., Ltd	3,006,386	—
Impairment charge	(2,800,000)	—
Foreign currency translation adjustments	57,675	10,498

Goodwill, net at December 31, 2011	$608,953	$303,439

Goodwill Impairment

Goodwill represents the excess of cost over fair value of assets of businesses acquired. Goodwill acquired in a business combination is not amortized. The Company evaluates the carrying amount of goodwill for impairment annually on December 31 and whenever events or circumstances indicate impairment may have occurred.

When evaluating whether goodwill is impaired, the Company compares the fair value of the reporting unit to which the goodwill is assigned to the reporting unit’s carrying amount, including goodwill. The fair value of the reporting unit is estimated using a combination of the income, or discounted cash flows, approach and the market approach, which utilizes comparable companies’ data. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of reporting unit goodwill to its carrying amount. In calculating the implied fair value of reporting unit goodwill, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the fair value of a reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value.

Due to the inability to meet anticipated sales growth, the Company assessed the acquired goodwill associated with its related business units for impairment as of December 31, 2011. Based on the discounted cash flows model utilizing estimated future earnings and cash flows, the fair value of the reporting units was less than the carrying value of the acquired goodwill. The Company’s evaluation of goodwill resulted in a total impairment charge of $2,800,000; of which $2,487,567 was attributed to Wendeng and $312,433 was attributed to Baokai.

Intangible assets at December 31, 2011 and 2010 were comprised of the following:

		December 31, 2011			December 31, 2010 (Unaudited)
	Amortization	Gross		Net	Gross		Net
	Period	Carrying	Accumulated	Book	Carrying	Accumulated	Book
	(Years)	Amount	Amortization	Value	Amount	Amortization	Value

Intangible assets subject to amortization:
Customer relationships	3.0	$1,601,787	$(419,105)	$1,182,682	$—	$—	$—
Land lease	50.0	1,990,816	(30,501)	1,960,315	—	—	—

Total		$3,592,603	$(449,606)	$3,142,997	$—	$—	$—

Amortization expense for intangible assets subject to amortization for the years ended December 31, 2011 and 2010 totaled $439,955 and $-0-, respectively. The Company did own hold any intangible assets subject to amortization prior to its March 18, 2011 acquisition of its Wendeng segment.

Differences may arise in the amount of amortization expense reported in the Company's operating results as compared to the corresponding change in accumulated amortization due to foreign currency translation. These translation adjustments are reflected in accumulated other comprehensive income, a separate component of the Company's stockholders' equity.

The following table provides information regarding estimated amortization expense for intangible assets subject to amortization for each of the following years ending December 31:

2012	$564,996
2013	564,996
2014	152,966
2015	40,081
2016	40,081
Thereafter	1,779,877
$3,142,997

11.	RELATED PARTY RECEIVABLES

Related party receivables were comprised of the following at December 31, 2011 and 2010:

	December 31, 2011	December 31, 2010
		(Unaudited)
Wendeng Huahai Chemical Co., Ltd.	$489,595	$—

Related party receivables represent trade receivables due from a customer, in which a SunSi shareholder maintains an equity interest. For the years ended December 31, 2011 and 2010, sales to this related party customer totaled $1,089,363 and $-0-, respectively; all attributable to the Company’s Wendeng segment.

12.	OTHER ASSETS

Other assets were comprised of the following at December 31, 2011 and 2010:

	December 31, 2011	December 31, 2010
		(Unaudited)
Deposit – Department of Extrabudgetary Fund (Wendeng)	$21,737	$—
Deposit – TCS Management Association (Wendeng)	—	—
Deposit – Intangible assets (Wendeng)	—	—

Total, net	$21,737	$—

13.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities were comprised of the following at December 31, 2011 and 2010:

	December 31, 2011	December 31, 2010
		(Unaudited)
Accounts payable	$3,333,500	$1,352,564
Accrued liabilities	373,802	18,432

Total	$3,707,302	$1,370,996

Accounts payable and accrued liabilities primarily represent trade payables of the Company’s Chinese operating subsidiaries.

14.	RELATED PARTY PAYABLES

Related party payables were comprised of the following at December 31, 2011 and 2010:

	December 31, 2011	December 31, 2010
		(Unaudited)
Advances from minority shareholder of noncontrolling interest (Wendeng)	$5,501,598	$—
Purchase consideration due minority shareholder of noncontrolling interest (Baokai)	163,647	263,647

Total	$5,665,245	$263,647

The minority shareholder of the Company’s Wendeng subsidiary made a series of advances, both pre and post-acquisition, to fund capital expenditures and plant expansion. These advances were made on an interest-free basis, are unsecured and payable on demand.

The amount due to the minority shareholder of its Baokai subsidiary represents unpaid purchase consideration from the Company’s December 8, 2010 acquisition (see Note 9 – Business Combinations). This amount bears no interest, is unsecured and payable on demand.

15.	INCOME TAXES

The components of the Company’s income tax provision are as follows:

	December 31, 2011			December 31, 2010
Federal taxes at statutory rate - current	$(357,340)	35.0%		$(232,682)	35.0%
Foreign taxes at statutory rate - current	168,746	25.0%		5,909	25.0%
Change in valuation allowance	357,340	(103.3	) %	232,682	(36.3)%
Total	$168,746	(48.8	) %	$5,909	(0.9)%

The components of the net deferred tax asset at December 31, 2011 and 2010, the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are indicated below:

	December 31, 2011	December 31, 2010
Deferred tax asset:		(Unaudited)
Net operating loss carry-forward - United States	$793,358	$436,019
Less: Valuation allowance	(793,358)	(436,019)
Net deferred tax asset	$—	$—

Income taxes payable were comprised of the following at December 31, 2011 and 2010:

	December 31, 2011	December 31, 2010
		(Unaudited)
United States income taxes payable	$—	$—
Foreign income taxes payable	886,050	5,958
Total	$886,050	$5,958

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has incurred a net operating loss of approximately $2,267,000 which expires in 2031. Pursuant to ASC 740 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

As a result of its operations recorded at the Baokai and Wendeng segments, the Company recorded a provision for income taxes of $168,746 and $5,909 for the years ended December 31, 2011 and 2010, respectively, based upon their estimated effective tax rates. Pursuant to the new PRC’s enterprise income tax (“EIT”) law, the Company is subject to EIT at the statutory rate of 25%. Income taxes in the statements of operations and comprehensive income represent current taxes for the years ended December 31, 2011 and 2010. The effective income tax rate has no material difference with the PRC statutory income tax rate of 25% for the years ended December 31, 2011 and 2010.

The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provision of FASB ASC 740. The Company has recorded no deferred tax assets or liabilities as of December 31, 2011 and 2010, since nearly all differences in tax basis and financial statement carrying values are permanent differences.

16.	DEBT

Debt was comprised of the following at December 31, 2011 and 2010:

	December 31, 2011	December 31, 2010
		(Unaudited)
9% Unsecured, convertible debenture	$100,000	$—
Loan discount on unsecured, convertible debenture	—	—
Total long term debt	100,000	—
Less: Current portion	—	—
Long term debt	$100,000	$—

The following table summarizes the issuance of all unsecured, convertible debentures during the years ended December 31, 2011 and 2010:

Issue Date	Interest Rate	Face Value	Maturity Date	Conversion Rate of Face Value to Common Shares
10/15/2011	9%	$100,000	10/15/2014	0.25
Total		$100,000

On October 15, 2011, the Company completed the private placement of an unsecured, convertible debenture in the amount of $100,000. The debenture carries an interest of 9% per annum, payable semiannually each April 15 and October 15, for a three-year term with a fixed conversion price of $4.00 per share, or 25,000 shares of the Company’s common stock.

At December 31, 2010, the Company had no unsecured, convertible debentures outstanding. No debt was issued prior to October 15, 2011.

17.	STOCKHOLDERS’ EQUITY

The Company is authorized to issue 25,000,000 shares of preferred stock at a par value of $0.001. At December 31, 2011 and 2010, no shares of preferred stock were issued or outstanding.

The Company is authorized to issue 75,000,000 shares of common stock at a par value of $0.001. At December 31, 2011 and 2010, shares of common stock totaling 30,005,628 and 27,653,500 were issued and outstanding, respectively.

Since September 10, 2009, the Company has conducted a private placement of its common stock at a price of $2.00 per share and a maximum issuance of 8,000,000 shares. During the year ended December 31, 2011, the Company accepted subscription agreements from investors and correspondingly issued 877,500 shares of its common stock pursuant to this offering, and received $1,755,000 in gross proceeds. The cost of this issuance was $175,500. During the year ended December 31, 2010, the Company accepted subscription agreements from investors and correspondingly issued 581,000 shares of its common stock pursuant to this offering, and received $1,162,000 in gross proceeds. The cost of this issuance was $116,200.

On September 5, 2011, the Company closed this offering and commenced a new offering of 3.0 million shares at $3.00 per share. As of December 31, 2011, the Company accepted subscription agreements from investors and correspondingly issued 40,000 shares of its common stock pursuant to this new offering, and received $120,000 in gross proceeds. The cost of this issuance was $12,000.

During the year ended December 31, 2011, the Company issued 85,000 shares of common stock in exchange for consulting, professional and other services rendered. The value of these services aggregated $183,792. No shares of the Company’s common stock were issued in exchange for consulting, professional and other services rendered during 2010.

On June 13, 2011, SunSi Energies Hong Kong Limited executed an addendum to its agreement with Mr. Dongqiang Liu, the 40% minority shareholder of Wendeng, for the purpose of amending the terms to the equity transfer agreement dated November 22, 2010, as amended on December 15, 2010, between the parties for the purchase of a 60% equity interest in Wendeng.

Under the terms of the original agreement, the Company would have had an obligation, upon receiving formal notice, to buy back 1,349,628 shares of its common stock at a value of RMB 18,000,000 (approximately USD $2.00 per share) from Mr. Liu. The addendum cancelled any potential obligation that the Company would have to buy back the shares and confirmed that all purchase consideration was fully paid.

As a result, the Company reclassified the value of the common shares subjected to this buyback provision, approximately $2.7 million, as additional paid-in capital. These shares were presented as redeemable common stock at May 31, 2011

18.	COMMITMENTS

SunSi entered into various engagement agreements for advisory and consulting services on a non-exclusive basis to obtain equity capital. In the event that the Company completes a financing from a funding source provided by one of the consultants, then such consultant will receive a finders or referral fee at closing ranging from seven percent (7%) to ten percent (10%) of the amount received by the Company. Currently, the total financing sought by the Company to expand the Wendeng facility is $9.0 million in the form of common equity. The maximum potential amount of fees that can be paid totals $0.9 million. The terms and condition of financing are subject to Company approval.

On October 18, 2011, the Company entered into an agreement to pay its Chief Financial Officer an annual amount of $60,000 plus any documented out-of-pocket business expenses. On February 9, 2010, the Company entered into an agreement to pay its Chief Executive Officer an annual amount of $60,000 plus any documented out-of-pocket business expenses. On November 10, 2009, the Company entered into an agreement to pay its Director of Business Development an annual amount of $60,000 plus any documented out-of-pocket business expenses. On May 15, 2009, the Company entered into an agreement to pay its head representative in China an annual amount of $60,000.

19.	SEGMENT INFORMATION

As a result of the acquisition of its equity interest in Wendeng, the Company reassessed its requirement for segment reporting based on the operating and reporting structure of the combined company.

The Company utilized several criteria, including (i) the Company’s organizational structure, (ii) the manner in which the Company’s operations are managed, (iii) the criteria used by the Company’s Chief Executive Officer, the Chief Operating Decision Maker (“CODM”), to evaluate segment performance and (iv) the availability of separate financial information, as a basis to identify its operating segments.

The Company determined that it has two reportable business segments, Baokai and Wendeng. The Baokai segment consists of the business of Zibo Baokai Commerce and Trade Co., Ltd., a company based in the Shandong province of the People’s Republic of China that distributes the trichlorosilane production of Zibo Baoyun Chemical Plant. The Wendeng segment consists of the operations of Wendeng He Xie Silicon Industry Co., Ltd., a company based in the Shandong province of the People’s Republic of China that directly manufactures and sells trichlorosilane.

The accounting policies of the reportable segments are the same as those described in Note 2 – Summary of Significant Accounting Policies to the consolidated financial statements. The Company’s CODM reviews financial information presented on a consolidated basis, accompanied by disaggregated information by segment for purpose of evaluating financial performance.

Segment Results

The following table sets forth operations by segment for the years ended December 31, 2011 and 2010:

	December 31, 2011	December 31, 2010
		(Unaudited)
Sales:
Baokai	$14,546,790	$1,165,239
Wendeng	13,791,599	—
Corporate	—	—
Total	$28,338,389	$1,165,239
Cost of goods sold:
Baokai	$14,234,315	$1,141,605
Wendeng	9,881,216	—
Corporate	—	—
Total	$24,115,531	$1,141,605
Gross margin:
Baokai	$312,475	$23,634
Wendeng	3,910,383	—
Corporate	—	—
Total	$4,222,858	$23,634
Operating expenses:
Baokai (1)	$389,697	$—
Wendeng (2)	5,958,175	—
Corporate	1,020,970	664,806
Total	$7,368,842	$664,806
Provision for income taxes:
Baokai	$58,802	$5,909
Wendeng	109,944	—
Corporate	—	—
Total	$168,746	$5,909
Net income (loss):
Baokai	$(136,024)	$17,725
Wendeng	(2,157,736)	—
Corporate	(1,020,970)	(664,806)
Total	$(3,314,730)))	$(647,081)

(1) Includes goodwill impairment charge of $312,433
(2) Includes goodwill impairment charge of $2,487,567

Operating segments do not sell products to each other, and accordingly, there is no inter-segment revenue to be reported.

Total Assets

The following table sets forth the total assets by segment at December 31, 2011 and 2010:

	December 31, 2011	December 31, 2010
		(Unaudited)
Baokai	$840,280	$1,502,411
Wendeng	16,986,030	—
Corporate	199,400	576,286
Total	$18,025,710	$2,078,697

Goodwill, Intangible and Long-Lived Assets

The following table sets forth the carrying amount of goodwill by segment at December 31, 2011 and 2010:

	December 31, 2011	December 31, 2010
		(Unaudited)
Baokai	$—	$303,439
Wendeng	608,953	—
Corporate	—	—
Total	$608,953	$303,439

As of December 31, 2011, the Company’s evaluation of goodwill of $2,280,000, of which $312,433 was attributed to Baokai and $2,487,567 was attributed to Wendeng.

The following table sets forth the carrying amount of intangible assets by segment at December 31, 2011 and 2010:

	December 31, 2011	December 31, 2010
		(Unaudited)
Baokai	$—	$—
Wendeng	3,142,997	—
Corporate	—	—
Total	$3,142,997	$—

The following table sets forth the carrying amount of property, plant and equipment by segment at December 31, 2011 and 2010:

	December 31, 2011	December 31, 2010
		(Unaudited)
Baokai	$—	$—
Wendeng	7,890,132	—
Corporate	—	—
Total	$7,890,132	$—

Amortization expense for Wendeng totaled $439,955 for the year ended December 31, 2011. Depreciation expense for Wendeng totaled $488,611 for the year ended December 31, 2011. Capital expenditures at Wendeng totaled $655,035 for the year ended December 31, 2011. In addition, Wendeng acquired $356,725 in land use rights. Wendeng was acquired on March 18, 2011.

Baokai did not record any depreciation or amortization expense, nor did it incur any capital expenditures during the years ended December 31, 2011 and 2010.

The Company had no goodwill, intangible or long-lived assets prior to December 9, 2010.

Customer information

For the year ended December 31, 2011, one customer accounted for approximately 98% of Baokai's sales. For the year ended December 31, 2011, three customers accounted for approximately 81% of Wendeng’s sales. Concentration levels amongst these three customers ranged from 11% to 47% of Wendeng’s total sales. No other customer accounted for more than 10% of either segment’s revenue for year ended December 31, 2011.

For the year ended December 31, 2010, one customer accounted for approximately 87% of Baokai's sales. No other customer accounted for more than 10% of either segment’s revenue for year ended December 31, 2011.

At December 31, 2011, one customer accounted for approximately 100% of Baokai’s accounts receivable. At December 31, 2011, two customers accounted for approximately 98% of Wendeng’s accounts receivable. Concentration levels of these two customers were 14% and 84% of Wendeng’s total trade receivables. No other single customer accounted for 10% or more of either segment’s trade accounts receivable at December 31, 2011.

At December 31, 2010, one customer accounted for approximately 100% of Baokai’s accounts receivable. No other single customer accounted for 10% or more of either segment’s trade accounts receivable at December 31, 2010.

The Company did not own an equity interest in its Wendeng segment during the year ended December 31, 2010.

Geographic Information

All of the Company’s long-lived assets are located within The People’s Republic of China.

During the year ended December 31, 2011, the Company made one sale valued at approximately $188,000 to Russia. All of the Company’s other revenues, as determined by shipping destination, are located within The People’s Republic of China.

20.	DEFINED CONTRIBUTION PLAN

Pursuant to the relevant PRC regulations, the Company is required to make contributions at a rate of 28% of employees’ salaries and wages to a defined contribution retirement plan organized by a state-sponsored social insurance plan in respect of the retirement benefits for the Company’s employees in the PRC. The only obligation of the Company with respect to the retirement plan is to make the required contributions under the plan. No forfeited contribution is available to reduce the contribution payable in the future years. The defined contribution plan contributions were charged to the statements of operations.  The Company contributed $38,881 and $-0- for the years ended December 31, 2011 and 2010.

21.	SUBSEQUENT EVENTS

Subsequent to December 31, 2011, the Company has received $50,000 from the sale of 25,000 shares of common stock.

The Company has evaluated subsequent events from the balance sheet through the date the financial statements were issued, and determined there are no other events required to be disclosed.